Exhibit 99.1

NEWS RELEASE

For immediate release

Navient appoints chief financial officer and chief decision management officer

WILMINGTON, Del., Feb. 21, 2017—Navient (Nasdaq: NAVI), a leading asset management and business processing services firm, today announced that Christian Lown will join the company as executive vice president and chief financial officer, effective March 27, 2017. Somsak Chivavibul, current CFO, will spearhead the launch of a new enterprise-wide decision management center.

“Chris brings extraordinary experience and knowledge of the financial services sector, with a track record of leading significant financing transactions and helping many companies— including fintech firms—set strategy, grow and build value,” said Jack Remondi, president and CEO, Navient. “We welcome Chris to our team at an exciting time of growth and opportunity.”

Lown comes to Navient with over 20 years of experience in investment banking and equity research and sales in the United States and Asia. Most recently, Lown was an investment banker at Morgan Stanley for over 10 years, where he was a managing director in the financial institutions group, serving as co-head of the banks, diversified finance and financial technology practices in North America. In that capacity, he advised clients on capital markets transactions, mergers and acquisitions, and other corporate finance matters. Before moving to Morgan Stanley, Lown was an investment banker at UBS and Credit Suisse, and was an equity analyst in Asia for Credit Lyonnais Securities Asia. Lown holds an M.B.A. from the Darden Graduate School of Business Administration at the University of Virginia and a B.A. from Lynchburg College.

“I am extremely excited to be joining Navient, a company that is integral to helping consumers achieve their potential,” said Lown. “It is an exciting time to join this talented management team as the company looks to leverage its leading position in higher education servicing and recovery into other attractive growth areas.”

Chivavibul will assume his new role as the company’s executive vice president and chief decision management officer on March 27. Reporting to the CEO, Chivavibul will focus on further leveraging the company’s data assets, infrastructure and talent to provide insights to enhance business strategy, performance, and value for customers and shareholders. Chivavibul joined the company in 1992, and recently played an important leadership role in the successful spin-off of Navient, served as its CFO since 2014 and completed several significant financial initiatives.

“Somsak has been instrumental to our success as we executed the separation and launched Navient as a new company,” Remondi said. “With his deep knowledge of the company’s data assets, analytical capabilities, and our businesses, he is uniquely qualified to take our decision management to the next level, leveraging data sciences and technology.”

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About Navient

Navient (Nasdaq: NAVI) is a Fortune 500 company that provides asset management and business processing services to education, healthcare, and government clients at the federal, state, and local levels. The company helps its clients and millions of Americans achieve financial success through services and support. Headquartered in Wilmington, Del., Navient employs team members in western New York, northeastern Pennsylvania, Indiana, Tennessee, Texas, Virginia, and other locations. Learn more at navient.com.

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Contact:

Media: Patricia Nash Christel, 302-283-4076, patricia.christel@navient.com

Investors: Joe Fisher, 302-283-4075, joe.fisher@navient.com

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